UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  December 21, 2005
(Date of earliest event reported)

MICRO LINEAR CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	0-24758	94-2910085
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2050 Concourse Drive, San Jose, California 95131
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (408) 433-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On December 21, 2005, Micro Linear Corporation (the “Registrant”) implemented the acceleration of vesting of unvested stock options having an exercise price per share of $1.90 or higher, granted under the Registrant’s stock option plans that are held by the Registrant’s current employees.  Options held by the Registrant’s executive officers and non-employee directors are excluded from this vesting acceleration.  The acceleration was approved by the Registrant’s Board of Directors.  The closing price of the Registrant’s common stock on December 20, 2005, the last trading day before acceleration, was $1.67.  As a result of such acceleration, options granted predominantly from 2002 through 2005 with respect to approximately 662,755 shares of the Registrant’s common stock are subject to the acceleration.  These options represent approximately 19 percent of the total shares of the Registrant’s common stock subject to outstanding options and, prior to such acceleration, approximately 58 percent of the total shares of the Registrant’s common stock subject to outstanding unvested options.  Holders of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, may elect to decline the acceleration of their ISOs if it would have the effect of changing the status of such options for federal income tax purposes from ISOs to non-qualified stock options.

The purpose of the accelerated vesting was to enable the Registrant to avoid recognizing in its statement of operations non-cash compensation expense associated with these options in future periods, upon the expected implementation of FASB Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” in January 2006.  The future expense eliminated by the acceleration, based on a Black-Scholes calculation and assuming no holder of ISOs elect to decline such acceleration, is estimated to be approximately $0.4 million in 2006, $0.2 million in 2007, $0.1 million in 2008 and $0.1 million in 2009 on a pre-tax basis.  The acceleration will not result in any compensation expense in 2005.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          Dated:  December 21, 2005.

MICRO LINEAR CORPORATION

By:	/s/ Michael Schradle

Michael Schradle
Chief Financial Officer